Exhibit 10.17

Supplement to Equity Purchase Agreement

This Agreement is reached by the following parties in Beijing on January 11, 2019:

(1.)	Shanghai Jieying Automobile Sales Company, Limited, a limited liability company established in Jiading District, Shanghai, People’s Republic of China, with its registered address at Room 105, 1st Floor, Building No. 2, No. 333 of Fengrao Street, Jiading District Shaihai, PRC. Its registered legal representative is Ji Chen (Hereinafter called the “Purchaser”);
(2.)	[ ] (Hereinafter called the “Seller”):

All the terms appeared in this Supplement Agreement, except those otherwise defined, shall have the same definition as those appeared in the Equity Purchase Agreement entered into between the parties on July 20, 2017.

Whereas:

1.	The parties entered into an Equity Purchase Agreement stipulating the purchase of the equity of the Target Company by the Purchaser from the Seller (the “Original Agreement”), whereby the Purchaser purchases 70% of the equity of the Target Company and shall pay the relevant Price by causing its overseas holding company after its IPO to issue shares to the Seller or an overseas special purpose company to be established by the Seller;
2.	Kaixin Auto Group, Renren Inc. and relevant parties had executed with CM Seven Star Acquisition Corp (an corporation listed on NASDAQ, the “Listed Entity”), the Listed Entity shall purchase all the shares held by Renren Inc. in Kaixin Auto Group using a certain amount of shares issued by the it, and Kaixin Auto Group shall become a subsidiary of the Listed Entity, thus realize the indirect IPO of Kaixin Auto Group;
3.	Through friendly negotiation between the parties, this Supplement is adopted to address the supplements and adjustment to the Original Agreement:

(1) The parties agree to the IPO and revise Section 4.1.1 as follows:

“After the IPO of Kaixin Auto Group, Purchaser shall pay the entire price for the purchased Target Company’s equity through the issuance of common shares of the Listed Entity to the Seller or an overseas special purpose company established by the Seller, as well as other payments as stipulated in Section 4.1.2 of the Agreement.”

(2) Section 4.1.2 of the Original Agreement is revised as follows:

“The price of the shares to be issued to the Seller as mentioned above shall be the share price at the IPO of the Listed Entity (the “Share Price”), and the number of shares to be issued shall be (a) calculated and ascertained by using the Share Price as basis, (b) adjusted according to the Target Company’s performance indicators per the stipulations of this Agreement, (c) readjusted pro rata according to the Earn Out of Kaixin Auto Group, Indemnification and the total Price of the stock received by Renren Inc. per the stock exchange transaction documents and (d) limited by the total number of the shares of the Listed Entity available for distribution.”

(3) A new Section shall be inserted after Section 11.3.3 of the Original Agreement:

“11.3.4 Any tax liabilities incurred by the Seller for the acquisition of the abovementioned shares, securities or cash by the operation of any relevant laws and regulations shall be borne by the Seller himself. Seller shall indemnify the Purchaser for any losses caused by any non-performance of his tax liabilities.”

(4) This Supplement shall be effective upon the signatures of the parties, the contents binding on the parties and be an integral part of the Original Agreement after signing. In case of any discrepancy with the Original Agreement, the stipulation of this Supplement shall prevail.

(5) Except those parts explicitly supplemented or revised, all other parts of the Original Agreement shall remain valid and effective.

Purchaser:	Seller:

Shanghai Jieying Automobile Sales Company